Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-71266,
333-84616, 333-125992, 333-133559 and 333-137021) and on Form S-3 (Nos. 333-67770, 333-86478, 333-101829 and 333-113620) of Kraft Foods Inc., of our report dated February 5, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Kraft Foods Inc., which appears in this Current Report on Form 8-K of Kraft Foods Inc. dated February 5, 2007.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 5, 2007